UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 1, 2016

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 1, 2016, Comstock Resources, Inc. ("Comstock" or the "Company") announced that it has commenced an offer to exchange (the "Exchange Offer") any and all of its existing senior notes for three new series of secured notes and, in the case of the Company's 10% Senior Secured Notes due 2020, warrants exercisable for the Company's common stock, upon the terms and subject to the conditions set forth in the Registration Statement on Form S-4 filed today with the Securities and Exchange Commission (the "SEC").
The following table sets forth each series of outstanding notes subject to the Exchange Offer and the consideration offered for such series in the Exchange Offer:
Notes to be Tendered	Aggregate Principal Amount Outstanding (in millions)	Early Exchange Consideration per $1,000 Principal Amount of Notes	Late Exchange Consideration per $1,000 Principal Amount of Notes
10% Senior Secured Notes due 2020	$700.0	$1,000 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 1.5 shares of common stock	$950 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 1.5 shares of common stock
7¾% Senior Notes due 2019	$288.5	$1,000 principal amount of 7¾% Second Lien Convertible PIK Notes due 2019	$950 principal amount of 7¾% Second Lien Convertible PIK Notes due 2019
9½% Senior Notes due 2020	$174.6	$1,000 principal amount of 9½% Second Lien Convertible PIK Notes due 2020	$950 principal amount of 9½% Second Lien Convertible PIK Notes due 2020

The second lien notes will be convertible into shares of the Company's common stock which would in the aggregate represent approximately 73.5% of the Company's total issued and outstanding common stock (assuming the conversion of all such notes and the exercise of all warrants offered as part of the exchange offer). As the number of shares issuable upon conversion of the second lien convertible notes exceeds 19.9% of the Company's currently outstanding shares, in accordance with New York Stock Exchange rules, the second lien notes will only be convertible following stockholder approval of the issuance of such shares. The Company intends to call a special meeting of stockholders promptly following completion of the Exchange Offer to seek stockholder approval for such issuance.

To validly tender their notes, the participating noteholders will be required to deliver a letter of transmittal and consent to certain amendments to the terms of the existing notes and related indentures that would remove certain of the covenants governing the existing senior notes and approve the release of the collateral with respect to the existing senior secured notes.

Holders must validly tender (and not withdraw) their existing notes at or prior to 5:00 p.m., New York City time, on August 12, 2016 (the "Early Tender Date"), unless extended by the Company, in order to be eligible to receive the Early Exchange Consideration shown in the table above. Notes tendered after the Early Tender Date but prior to the Expiration Date (as defined below) will be eligible to receive only the applicable Late Exchange Consideration set out in such table. Tenders may be validly withdrawn at any time on or prior to 11:59 p.m., New York City time, on August 26, 2016, unless extended by the Company, but not thereafter unless required by law. The Exchange Offer will expire at 11:59 p.m., New York City time, on August 26, 2016 (the "Expiration Date"), unless extended by the Company. The closing will occur promptly after the Expiration Date and subject to satisfaction or waiver of the closing conditions, as set forth in the registration statement. Accrued and unpaid interest on all tendered notes will be paid in cash upon closing of the Exchange Offer.

The Exchange Offer is conditioned upon among other matters (i) the tender (and not validly withdrawn) of (x) 95% outstanding principal amount of the existing senior secured notes and (y) 95% outstanding principal amount of the existing 2019 notes and 2020 notes (on an aggregate basis) and (ii) completion of the Exchange Offer by September 15, 2016.

The Company will agree to pay a soliciting dealer fee equal to $5.00 for each $1,000 principal amount of old notes that are validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate equivalent principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the Exchange Offer. No soliciting dealer fees will be paid if the Exchange Offer is not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as the Company may reasonably request.

This notice shall not constitute an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release dated August 1, 2016 announcing commencement of an exchange offer for the Company's issued and outstanding senior notes.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: August 1, 2016	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer